SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12
ANDRX CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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ANDRX CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 20, 2005
To the Stockholders of Andrx Corporation:
      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Andrx Corporation, a Delaware corporation (“Andrx”), will be held at the Renaissance Hotel, 1230 South Pine Island Road, Plantation, Florida 33324, at 9:00 A.M. (Eastern Time) on May 20, 2005, for the following purposes:

1. To elect two directors of Andrx to serve until 2008;

2. To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as Andrx’s independent registered public accounting firm for the fiscal year ending December 31, 2005; and

3. To transact such other business as may properly come before the Annual Meeting.
      The Board of Directors has fixed the close of business on March 30, 2005, as the record date for determining those stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.
      Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors,

Scott Lodin, Secretary
Davie, Florida
April 19, 2005
ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

ANDRX CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2005

PROXY STATEMENT

TIME, DATE AND PLACE OF ANNUAL MEETING
      This Proxy Statement (“Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors (“Board”) of Andrx Corporation, a Delaware corporation (“Andrx”), of proxies from the holders of Andrx Corporation — Andrx Group common stock, par value $0.001 per share (“Andrx common stock”), for use at the Andrx Annual Meeting of Stockholders to be held at 9:00 A.M. (Eastern Time) on May 20, 2005, at the Renaissance Hotel, 1230 South Pine Island Road, Plantation, Florida 33324, and at any adjournments or postponements thereof (“Annual Meeting”), pursuant to the enclosed Notice of Annual Meeting.
      This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about April 19, 2005. Stockholders should review the information provided herein in conjunction with the Annual Report to Stockholders (“Annual Report”) that accompanies this Proxy Statement. Andrx’s principal executive offices are located at 4955 Orange Drive, Davie, Florida 33314, and its telephone number is (954) 584-0300.
INFORMATION CONCERNING PROXY
      The enclosed proxy is solicited on behalf of Andrx’s Board. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders may revoke or change their vote at any time before the proxy is exercised, either in person at the Annual Meeting or by filing with Andrx’s Secretary at Andrx’s executive offices a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective unless written notice of the revocation is received by Andrx at or prior to the Annual Meeting.
      The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting and the enclosed proxy is to be borne by Andrx. Andrx’s directors, officers and employees may solicit proxies by mail, telephone, the Internet and personal contact. They will not receive any additional compensation for these activities. Andrx may engage the use of a proxy solicitor to solicit proxies in connection with the Annual Meeting. The cost of any proxy solicitor will be borne by Andrx. Andrx may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and request authority for the execution of proxies. Andrx will reimburse such persons for their expenses in so doing.

PURPOSES OF THE ANNUAL MEETING
      At the Annual Meeting, stockholders will consider and vote upon the following matters:

1. To elect two directors of Andrx to serve until 2008;

2. To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP (“Ernst & Young”) as Andrx’s independent registered public accounting firm for the fiscal year ending December 31, 2005; and

3. To transact such other business as may properly come before the Annual Meeting.
      Unless contrary instructions are indicated on the returned proxy, all shares represented by valid proxies received pursuant to this solicitation (which have not been revoked in accordance with the procedures set forth herein) will be voted (i) for the election of the respective nominees for director named below and (ii) in favor of all other proposals described in the Notice of Annual Meeting. In the event a stockholder specifies a different choice by means of the returned proxy, those shares will be voted in accordance with the specification so made.
OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS
      The Board has set the close of business on March 30, 2005, as the record date (“Record Date”) for determining stockholders of Andrx entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 73,130,600 shares of Andrx common stock issued and outstanding, all of which are entitled to vote at the Annual Meeting. Each share of Andrx common stock is entitled to one vote on each matter submitted to stockholders for approval at the Annual Meeting.
      The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Andrx common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by a plurality of the votes cast by the shares of Andrx common stock represented in person or by proxy at the Annual Meeting. The affirmative votes of the holders of a majority of the shares of Andrx common stock represented in person or by proxy at the Annual Meeting will be required for approval of the proposal to ratify the selection of the independent registered public accounting firm. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.
      Prior to the Annual Meeting, Andrx will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Andrx common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.
      A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner’s shares with respect to the election of directors and the ratification of Ernst & Young as the independent registered public accounting firm. Any such shares that are not represented at the Annual Meeting either in person or by proxy will be considered not to have cast votes on any matters addressed at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      To Andrx’s knowledge, the following table sets forth certain information regarding the beneficial ownership of Andrx common stock as of the Record Date, by (i) each person or entity known by Andrx to beneficially own more than 5% of the outstanding shares of Andrx common stock; (ii) each director of Andrx; (iii) each of the Named Executive Officers (as defined below in the section titled Executive Compensation — Summary Compensation Table); and (iv) all directors and executive officers of Andrx as a group.

Name and Address	Number of Shares		% of Class
of Beneficial Owner(1)	Beneficially Owned(2)		Outstanding

Thomas P. Rice	170,701	(3)	*
Angelo C. Malahias	397,570	(4)	*
Scott Lodin	339,051	(5)	*
Lawrence J. Rosenthal	239,560	(6)	*
Daniel H. Movens	96,865	(7)	*
Tamara A. Baum	42,500	(8)	*
Joseph E. Breslin	30,000	(9)	*
Lawrence J. DuBow	86,019	(10)	*
Carter H. Eckert	15,000	(11)	*
Irwin C. Gerson	80,028	(12)	*
Elliot F. Hahn, Ph.D.	1,518,258	(13)	2.1
Melvin Sharoky, M.D.	470,942	(14)	*
All directors and executive officers as a group (15 persons)	3,625,738	(15)	4.8

Richard J. Lane PO Box 273 Carversville, PA 18913	292,000	(16)	*

5% or Greater Holders:
Iridian Asset Management LLC 276 Post Rd. West Westport, CT 06880-4704	6,150,500	(17)	8.4

T. Rowe Price Associates 100 E. Pratt Street Baltimore, Maryland 21202	4,097,500	(18)	5.6

Barclays Global Investors, NA 45 Fremont St. 17th Floor San Francisco, CA 94105	4,026,719	(19)	5.5

*	Less than 1%

(1)	Except as otherwise indicated, the address of each person named in the table is c/o Andrx Corporation, 4955 Orange Drive, Davie, Florida 33314.

(2)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all outstanding shares of Andrx common stock and shares of Andrx common stock in which such persons have the right to acquire a beneficial interest within 60 days of the Record Date. Does not include unvested restricted stock units (“RSUs”).

(3)	Represents 10,701 shares of Andrx common stock held directly by Mr. Rice and 160,000 shares of Andrx common stock issuable upon the exercise of stock options, of which 150,000 stock options have exercise prices above $22.63, the Andrx common stock price on the Record Date (the “Record Date Price”).

(4)	Represents 27,261 shares of Andrx common stock owned directly by Mr. Malahias, 18,400 shares of Andrx common stock held jointly with Mr. Malahias’ spouse, 4,800 shares of Andrx common stock held as custodian for Mr. Malahias’ minor children and 347,109 shares of Andrx common stock issuable upon the exercise of stock options, of which 215,064 stock options have exercise prices above the Record Date Price.

(5)	Represents 25,262 shares of Andrx common stock owned directly by Mr. Lodin, 2 shares of Andrx common stock held as custodian for his minor children, 305,911 shares of Andrx common stock issuable upon the exercise of Mr. Lodin’s stock options, of which 184,064 stock options have exercise prices above the Record Date Price, 2,000 shares of Andrx common stock owned directly by Mr. Lodin’s spouse and 5,876 shares of Andrx common stock issuable upon the exercise of stock options held by Mr. Lodin’s spouse, who is a current Andrx employee, of which 5,500 stock options have exercise prices above the Record Date Price. Does not include shares of Andrx common stock issuable upon the exercise of stock options beneficially owned by Mr. Lodin’s former spouse pursuant to a divorce decree.

(6)	Represents 1,000 shares of Andrx common stock owned directly by Mr. Rosenthal, 21,000 shares of Andrx common stock held jointly with Mr. Rosenthal’s spouse, 7 shares of Andrx common stock held as custodian for Mr. Rosenthal’s child and 217,553 shares of Andrx common stock issuable upon the exercise of stock options, of which 120,053 stock options have exercise prices above the Record Date Price.

(7)	Represents 10,361 shares of Andrx common stock owned directly by Mr. Movens and 86,504 shares of Andrx common stock issuable upon the exercise of stock options, of which 71,004 stock options have exercise prices above the Record Date Price.

(8)	Represents 2,500 shares of Andrx common stock owned directly by Ms. Baum and 40,000 shares of Andrx common stock issuable upon the exercise of stock options, all of which stock options have exercise prices above the Record Date Price.

(9)	Represents 5,000 shares of Andrx common stock owned directly by Mr. Breslin and 25,000 shares of Andrx common stock issuable upon the exercise of stock options, all of which stock options have exercise prices above the Record Date Price.

(10)	Represents 40,014 shares of Andrx common stock owned directly by Mr. DuBow, 6,000 shares of Andrx common stock owned by a family trust and 40,005 shares of Andrx common stock issuable upon the exercise of stock options, all of which stock options have exercise prices above the Record Date Price.

(11)	Represents 15,000 shares of Andrx common stock issuable upon the exercise of stock options to Mr. Eckert, of which 5,000 stock options have exercise prices above the Record Date Price.

(12)	Represents 7 shares of Andrx common stock owned directly by Mr. Gerson and 80,021 shares of Andrx common stock issuable upon the exercise of stock options, of which 40,021 stock options have exercise prices above the Record Date Price.

(13)	Represents 31,000 shares of Andrx common stock held directly by Dr. Hahn, 1,203,211 shares of Andrx common stock owned by a family limited partnership, 24,012 shares of Andrx common stock held in trust for the benefit of one of Dr. Hahn’s children and 260,035 shares of Andrx common stock issuable upon the exercise of stock options, of which 255,035 stock options have exercise prices above the Record Date Price.

(14)	Represents 140,863 shares of Andrx common stock owned directly by Dr. Sharoky, 3,765 shares of Andrx common stock held by Dr. Sharoky as a custodian for his minor children, 20,007 shares of Andrx common stock held in Dr. Sharoky’s IRA, 1,131 shares held by Dr. Sharoky’s spouse and 305,176 shares of Andrx common stock issuable upon the exercise of stock options, of which 5,176 stock options have exercise prices above the Record Date Price.

(15)	Includes 2,006,254 shares of Andrx common stock issuable upon the exercise of stock options, of which 1,239,362 stock options have exercise prices above the Record Date Price.

(16)	Represents 22,000 shares of Andrx common stock held jointly with Mr. Lane’s spouse and 270,000 shares of Andrx common stock issuable upon the exercise of stock options, of which 250,000 stock options have exercise prices above the Record Date Price. See also “Employment and Severance Agreements” herein.

(17)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 8, 2005 by Iridian Asset Management LLC on behalf of a group. The Schedule 13G states that each of Iridian Asset Management LLC, The Governor and Company of the Bank of Ireland, IBI Interfunding, BancIreland/ First Financial, Inc. and BIAM (US) Inc. has shared voting and dispositive power over 6,150,500 shares of Andrx common stock.

(18)	This information was obtained from a Schedule 13G filed with the SEC on February 8, 2005 on behalf of a group. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(19)	This information was obtained from a Schedule 13G filed with the SEC on February 14, 2005 on behalf of a group. The filer, Barclays Global Investors, NA, reports an aggregate ownership of 4,026,719 shares held in various Barclays’ entities trust accounts for the economic benefit of the beneficiaries of those accounts.
PROPOSAL 1:
ELECTION OF DIRECTORS
      Andrx’s Certificate of Incorporation provides that the Board be divided into three classes. Each class of directors serves a staggered, three-year term. Tamara A. Baum and Dr. Melvin Sharoky hold office until the 2005 Annual Meeting. Joseph E. Breslin, Irwin C. Gerson and Carter H. Eckert hold office until the 2006 Annual Meeting. Lawrence J. DuBow, Dr. Elliot F. Hahn and Thomas P. Rice hold office until the 2007 Annual Meeting.
      At the Annual Meeting, two directors will be elected by the stockholders to serve until the Annual Meeting to be held in 2008 or until their successors are duly elected and qualified. The accompanying form of proxy, when properly executed and returned to Andrx, will be voted FOR the election of directors of the two persons named below, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement. Management has no reason to believe that any of the nominees are unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the Board.
Nominees
      On January 24, 2005, the Board approved the Corporate Governance/ Nominating (“CG/ N”) Committee’s recommendation that the following persons be nominated:

Name	Age	Position with Andrx

Tamara A. Baum	51	Lead Director
Melvin Sharoky, M.D.	54	Director
      Tamara A. Baum has served as a director of Andrx since April 2001 and as Lead Director since March 2003. Since 1999, Ms. Baum has been a private investor. Ms. Baum was Managing Director, Global Head of Health Care Finance for Warburg Dillon Read from 1994 through 1999. Ms. Baum was Managing Director, Co-Head Health Care Group for Kidder, Peabody & Co., Incorporated from 1989 through 1994, and the Director of Corporate Finance — Health Care for Prudential-Bache Capital Funding from 1983 through 1989.

      Dr. Melvin Sharoky has served as a director of Andrx since November 1995. Dr. Sharoky was employed as Executive Director of Andrx from March 1999 through May 2002. Since January 2002, Dr. Sharoky has served as President and CEO of Somerset Pharmaceuticals Inc. (“Somerset”), a joint venture between Watson Pharmaceuticals, Inc. (“Watson”) and Mylan Pharmaceuticals, Inc., and served as Somerset’s President from July 1995 to July 2001. Dr. Sharoky was a director of Watson from July 1995 to May 1998 and was President of Watson from July 1995 through January 1998. Dr. Sharoky was President and CEO of Circa Pharmaceuticals, Inc. (“Circa”) from February 1993 through January 1998. Dr. Sharoky currently serves on the board of directors of Insmed Incorporated, a pharmaceutical company.
RECOMMENDATION OF THE BOARD:
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
OF ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.
      Set forth below is certain information concerning the directors who are not currently standing for election:

			Year Current
			Term
Name	Age	Position with Andrx	Expires

Joseph E. Breslin	51	Director	2006
Lawrence J. DuBow	73	Director	2007
Carter H. Eckert	63	Director	2006
Irwin C. Gerson	75	Director	2006
Dr. Elliot F. Hahn	60	Chairman Emeritus and Director	2007
Thomas P. Rice	55	Chief Executive Officer and Director	2007
      Joseph E. Breslin has served as a director of Andrx since May 2002. Since February 2005, Mr. Breslin has served as Senior Managing Director and Chief Operating Officer of Aladdin Capital Management, LLC, a registered investment advisor. From March 2003 through January 2005, Mr. Breslin was a private investor. From September 1999 through March 2003, Mr. Breslin served as a Senior Managing Director of Whitehall Asset Management, Inc., a private asset management firm and President and a director of Whitehall Funds. From September 1994 through September 1999, Mr. Breslin served as President of J.E. Breslin & Co., a consulting firm that specialized in the investment management business. Mr. Breslin is a director of Kinetics Mutual Funds, Inc. and AIP Alternative Strategic Funds, Inc. Mr. Breslin also served as Chief Financial Officer of a publicly traded investment management firm for five years.
      Lawrence J. DuBow has served as a director of Andrx since April 2000 and is the Chairman of HMS Sales and Marketing, Inc. (“HMS”), a pharmaceutical marketing company Mr. DuBow founded in 1991. In June 2000, Ranbaxy Pharmaceuticals, Inc. (“Ranbaxy”) purchased the assets of HMS and HMS has rendered consulting services to Ranbaxy since that asset sale occurred.
      Carter H. Eckert has served as a director of Andrx since April 2003. From February 2003 through March 2004, Mr. Eckert served as Chairman and CEO of IMPATH Inc., a provider of cancer information and analyses for cancer patients, and as a board member from April 2002 through July 2004. In September 2003, IMPATH filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code and by March 2004, all of IMPATH’s assets were sold. From 1995 through March 2001, Mr. Eckert served as President and CEO of Knoll Pharmaceutical Company and President of the Americas for Knoll’s parent company, BASF Pharma. From 1986 to 1995, Mr. Eckert was President and CEO of Boots Pharmaceuticals, Inc. Mr. Eckert currently serves on the board of directors of OraSure Technologies, Inc., a medical device company and of AlgoRx, Inc., a pharmaceutical company.

      Irwin C. Gerson has served as a director of Andrx since November 1993. Mr. Gerson has not been employed since he retired in December 1998. From May 1995 until December 1998, Mr. Gerson served as Chairman of Lowe McAdams Healthcare, a division of the Interpublic Group and from January 1986 through May 1995, Mr. Gerson served as Chairman and CEO of William Douglass McAdams, Inc., a healthcare marketing, communications and public relations company. Mr. Gerson serves as a director of ENZO Biochem, Inc., a life sciences and biotechnology company.
      Dr. Elliot F. Hahn, Andrx Chairman Emeritus, has served as a director of Andrx since 1993, and served as Andrx’s President from February 1993 through March 2003, as Andrx’s Chief Executive Officer (“CEO”) from October 2001 through June 2002, and as Chairman of the Board of Directors from June 2002 through March 2003. Dr. Hahn currently serves as President of SoLapharm, Inc., a pharmaceutical company. Dr. Hahn was Vice President, Scientific Affairs of IVAX Corporation, from June 1990 through February 1993, as well as the Vice President of Research of Baker Norton Pharmaceuticals, a subsidiary of IVAX, from 1988 through 1993. Dr. Hahn currently serves on the board of directors of Able Laboratories, Inc., a generic pharmaceuticals company and NationsHealth, Inc., a provider of services and supplies to patients.
      Thomas P. Rice, Andrx’s CEO, was appointed CEO on February 3, 2004, and has been a director of Andrx since April 1, 2003. Mr. Rice served as a director of Chesapeake Biological Laboratories, Inc., a provider of contract manufacturing services for sterile, injectible pharmaceuticals, from 1997 to January 2001 and served as President and Chief Executive Officer from January 1999 through March 2003. In 1996, he co-founded Columbia Investments LLC, which invests in emerging service companies. From 1993 to January 1996, Mr. Rice was Executive Vice President and Chief Operating Officer of Circa and from 1993 to January 1995, Chief Financial Officer of Circa. Mr. Rice was employed by Deloitte & Touche LLP from 1978 to 1985.
Director Compensation
      Mr. Rice, the only director who is currently an Andrx employee, does not receive any cash compensation for his services as a director, as he is compensated as an Andrx employee. Non-management directors other than Dr. Hahn (“Outside Directors”), who has a separate agreement with Andrx for his services, currently receive cash compensation for their participation at each meeting ($5,000 for each regularly scheduled Board meeting attended in person, $2,500 for each other Board meeting attended in person and for additional days of attendance at regularly scheduled Board meetings, and $1,000 for each telephonic Board and committee meetings). The Lead Director receives an additional cash compensation amount ($3,500 for each regularly scheduled Board meeting attended in person, $1,250 for each other Board meeting attended in person and additional days of attendance at regularly scheduled Board meetings, and an additional $1,000 for each telephonic Board meeting). Committee chairs receive an additional $500 for participation at each committee meeting. Board members do not receive any cash retainer for serving on the Board or its committees. See “Certain Relationships and Related Transactions” for a description of the terms of Dr. Hahn’s compensation.

	2004 Director Compensation

	Compensation for	Director Option Grant(1)	Director RSU Grant(1)
	Attendance at Board and	Grant Date: June 4, 2004	Grant Date: June 4, 2004
	Committee Meetings	Exercise Price: $27.94	Grant Date Closing Price: $27.94

Tamara A. Baum	$81,250	5,000	2,500
Lead Director
Joseph E. Breslin	$64,000	5,000	2,500
Chair of Audit Committee
Lawrence J. DuBow	$47,000	5,000	2,500
Chair of Compensation Committee
Carter H. Eckert	$49,500	5,000	2,500
Irwin C. Gerson	$59,000	5,000	2,500
Elliot F. Hahn, Ph.D.(2)	$4,166	5,000	—
Thomas P. Rice(3)	$9,000	—	—
Mel Sharoky, M.D.(4)	$25,500	5,000	2,500
Chair of CG/ N Committee

(1)	The vesting information for the options and RSU awards to Andrx’s directors is described below.

(2)	Represents payments made to Dr. Hahn in his capacity as Chairman Emeritus of the Board beginning October 15, 2004 when he no longer served as an employee of Andrx.

(3)	Represents payments made to Mr. Rice in his sole capacity as a director of Andrx, prior to his appointment as CEO on February 3, 2004.

(4)	Represents payments made to Dr. Sharoky beginning June 3, 2004. Prior to that date, Dr. Sharoky continued to vest in stock options he had received as an Andrx employee and, according to Andrx policy, did not receive compensation for his attendance at Board and Committee meetings.
      Outside Directors may receive equity awards at the discretion of the Compensation Committee. On June 4, 2004, Dr. Hahn and each Outside Director were granted options to purchase 5,000 shares of Andrx common stock at an exercise price of $27.46 per share, vesting on June 4, 2005, and each Outside Director was granted 2,500 RSUs. The 2004 options award to Dr. Hahn and the Outside Directors were granted with an exercise price at fair market value on the date of the grant and with an expiration date 10 years following the date of the grant. The 2004 RSU awards to the Outside Directors vest as follows: (i) if the director has at least five years of total Board service on their date of separation from the Board, the entire grant vests at separation; (ii) if the director has less than five years of total Board service on their date of separation from the Board, a prorated portion of the grant vests, with the pro-ration being equal to the product of the number of RSUs granted multiplied by a fraction, the numerator of which is the number of complete months of Board service following the date of grant, and the denominator of which is 60; and (iii) notwithstanding (i) or (ii) above, no portion of any grant vests if the separation occurs within 12 months of the date of grant, and no portion of the Andrx common stock underlying (or representing) the vested RSU grant may be sold earlier than 90 days after the date of such director’s separation from the Board.
      On March 17, 2005, Dr. Hahn and each Outside Director (except Ms. Baum) were granted 10,000 RSUs. Of the 10,000 RSUs, 4,000 will vest on March 17, 2006, and 1,500 will vest on March 17, 2007, 2008, 2009 and 2010, respectively. Ms. Baum, as Lead Director, was granted 15,000 RSUs, with 6,000 units vesting on March 17, 2006 and 2,250 units vesting on March 17, 2007, 2008, 2009 and 2010, respectively. The closing price of Andrx common stock on March 17, 2005 was $22.70.
      On March 2, 2005, the Compensation Committee accelerated the vesting of all of the unvested stock options having an exercise price greater than $21.57 per share, including options held by directors. This acceleration was made to potentially avoid the effects of the implementation of Statement of Financial

Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”), regarding stock option expensing.
      Andrx also reimburses directors for company-related expenses, including travel. Directors may elect to participate in Andrx’s dental plan at their sole cost.
Indemnification
      Pursuant to Andrx’s Certificate of Incorporation and By-Laws, Andrx directors and officers are indemnified to the full extent permitted or authorized by applicable law. Andrx has also entered into indemnification agreements with each of its directors and certain of its executive officers to indemnify such directors and executive officers to the full extent permitted or authorized by applicable law. Accordingly, Andrx must indemnify its directors and officers who are a party, or are threatened to be made a party, to any action (other than an action by or in the right of Andrx) against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Andrx, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Additionally, Andrx must indemnify its directors and officers who are a party, or are threatened to be made a party, to any action by or in the right of Andrx against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Andrx, except that no indemnification will be made with respect to any action as to which such person is found to be liable to Andrx by a court of competent jurisdiction unless such court determines such person is fairly and reasonably entitled to indemnity for such expenses.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the 1934 Act, requires Andrx’s executive officers, directors and holders of more than 10% of Andrx common stock to file reports of ownership and changes in ownership with the SEC and The Nasdaq National Market, Inc. (“Nasdaq”). Such persons are required to furnish Andrx with copies of all Section 16(a) forms they file.
      Following inquiry, Andrx believes that, from 2004 through the Record Date, all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners have been complied with. To its knowledge, Andrx does not have any greater than 10% stockholders.
Independence Determination
      Andrx believes that the composition of the Board complies with the independence requirements of the SEC, Nasdaq and other applicable requirements. No director is deemed to be independent unless the Board affirmatively determines (following inquiry) that such director has no material commercial, banking, consulting, legal, accounting, charitable or other business relationship with Andrx, whether directly or as an officer, stockholder or partner of any organization having a relationship with Andrx, and has not been an Andrx employee within the past three years. The Board has determined that all of its directors are independent, except Mr. Rice and Drs. Hahn and Sharoky, all of whom have been employed by Andrx within the past three years. Mr. Rice is currently employed by Andrx as its CEO. Dr. Hahn was an Andrx employee until October 15, 2004, and Dr. Sharoky was a part-time Andrx employee until May 23, 2002. The Board has no reason to believe that Dr. Sharoky will not meet the requirements for independence beginning May 23, 2005.
      Though Dr. Sharoky is not presently considered to be independent, on January 26, 2004, the Board’s CG/ N Committee, and later the Board, determined that Dr. Sharoky’s continued membership on the CG/N Committee is in the best interests of Andrx and its stockholders, as Dr. Sharoky has corporate, business and historical perspectives and insights which have been, and the Board believes will continue to be, of value when considering corporate governance and nominating matters.

The Board and Board Committees
      During 2004, the Board held 14 meetings and took action by written consent on one occasion. Each director attended at least 75% of the total number of meetings of the Board and Board Committees of which he or she was a member in 2004. The standing committees of the Board are the Audit Committee, the Compensation Committee and the CG/ N Committee.
      The following table describes the current members of each of the Board’s committees and the number of committee meetings held and written consents executed during 2004.

Corporate Governance
	Audit	Compensation	and Nominating

Thomas P. Rice

Tamara A. Baum*	X

Joseph E. Breslin*	Chair	X

Lawrence J. DuBow*		Chair	X

Carter H. Eckert*		X	X

Irwin C. Gerson*	X	X

Elliot F. Hahn, Ph.D.

Melvin Sharoky, M.D.			Chair

Number of Meetings	9	12	2

Number of Written Consents	2	4	1

*	Independent Director
      Though Ms. Baum is currently a member of only the Audit Committee, she regularly attends meetings of the Compensation Committee and the CG/ N Committee.
      The following summarizes the work performed by each of the Board’s standing committees. The Board has adopted a written charter for each of these committees. The full text of each committee charter is available on Andrx’s website at www.andrx.com under the “Investor Relations” icon.

Audit Committee
      The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information, which will be provided to its stockholders and others, the systems of internal controls that management and the Board have established, and the audit process. In fulfilling its duties, the Audit Committee, among other things, shall:

•	Have the sole authority and responsibility for the appointment, compensation, retention, oversight and discharge of the independent registered public accounting firm;

•	Oversee Andrx’s financial controls and reporting processes;

•	Review with management and the independent registered public accounting firm the interim financial statements and Andrx’s disclosures under Management’s Discussion and Analysis (“MD&A”) of Financial Condition and Results of Operations prior to the filing of Andrx’s Quarterly Reports on Form 10-Q;

•	Review with management and the independent registered public accounting firm the financial statements to be included in Andrx’s Annual Report on Form 10-K, including their judgment on the quality and clarity of the disclosures in the financial statements, Andrx’s disclosures under

MD&A, including critical accounting policies and Management’s Report on Internal Control Over Financial Reporting;

•	Review and discuss with management, the internal auditors and the independent registered public accounting firm, Andrx’s policies with respect to risk assessment and risk management;

•	Establish procedures for handling complaints regarding accounting, internal controls and auditing matters, including procedures for Andrx’s confidential whistleblower hotline;

•	Pre-approve either by the Audit Committee or its designee, consistent with applicable law, all audit and non-audit services of the independent registered public accounting firm;

•	Review all related-party transactions for potential conflict of interest situations and approve those transactions which are required to be disclosed under SEC Regulation S-K, Item 404;

•	Review and make recommendations with respect to Andrx’s conflict of interest policies as they relate to senior financial executives and personnel; and

•	Prepare a report each year for inclusion in Andrx’s annual proxy statement.

      Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements, and meets the applicable criteria for independence. The Board has determined that Joseph E. Breslin is an “audit committee financial expert” within the meaning of the SEC, and, as such, the requirements set forth in Rule 4350(d) of the National Association of Securities Dealers, Inc.’s Marketplace Rules (“NASD Rules”) are satisfied. A copy of the revised Audit Committee’s charter approved by the Audit Committee on November 15, 2004 is attached hereto as Appendix A.

Compensation Committee
      The Compensation Committee has overall responsibility for evaluating and approving the officer compensation plans, policies and programs of Andrx. In fulfilling its duties, the Compensation Committee, among other things, shall:

•	Establish and review the overall compensation philosophy of Andrx;

•	Review and approve corporate goals and objectives relevant to the CEO and other senior officers;

•	Establish compensation and performance criteria for the compensation of Andrx’s CEO;

•	Establish compensation and performance criteria for compensation programs of other senior executives;

•	Review and approve the compensation of the CEO and other senior officers;

•	Approve and oversee stock option plans (includes RSUs), the employee stock purchase plan and other plans providing compensation for Andrx employees; and

•	Prepare a report each year for inclusion in Andrx’s annual proxy statement.
      Each member of the Compensation Committee meets the independence requirements of the NASD Rules.

Corporate Governance and Nominating Committee
      The CG/ N Committee is responsible for considering and making recommendations concerning the function and needs of the Board, and the review and development of corporate governance guidelines. In fulfilling its duties, the CG/ N Committee, among other things, shall:

•	Develop qualifications for membership on the Board;

•	Recommend nominees for election to serve on the Board;

•	Recommend which committees Board members should serve on;

•	Consider the adequacy of Andrx’s Certificate of Incorporation and By-Laws;

•	Evaluate the effectiveness of the Board and oversee the evaluation of each of the Committees of the Board;

•	Evaluate possible conflicts of interest of directors and senior executive officers.
      Each member of CG/ N Committee, except Dr. Sharoky as described above, meets the independence requirements of the NASD Rules. On March 16, 2005, the Board approved the CG/ N Committee’s recommendation to adopt a set of Corporate Governance Guidelines (“Governance Principles”).
      In addition to the nominees for the Board recommended by the CG/ N Committee and approved by the Board, Andrx’s By-Laws provide that any stockholder of record who is entitled to vote for the election of directors may nominate persons for election as directors only if timely, written notice of the intent to make a nomination at a meeting of stockholders is received by Andrx’s Secretary at Andrx’s principal executive offices. To be timely, the By-Laws require that the notice be delivered not less than 60, nor more than 90 days prior to the date of the meeting at which directors are to be elected and must contain prescribed information about the proponent and each nominee, including such information about each nominee as would have been required to be included in a proxy statement filed pursuant to SEC rules had such nominee been nominated by the Board. Stockholders wishing to nominate persons for election as directors should review carefully Andrx’s By-Laws, a copy of which may be obtained by writing the Secretary at the address shown on the cover of the Proxy Statement.
      The CG/ N Committee will review all nominees for director in accordance with its charter and the Governance Principles and select those nominees whose attributes it believes would be most beneficial to Andrx. This assessment will include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board.
      The CG/ N Committee and/or the Board, has in the past engaged a search firm to assist Andrx in finding qualified individuals to serve on the Andrx Board.

Report of the Audit Committee of the Board
      The Audit Committee met nine times and acted by written consent two times in 2004, during which it held discussions with management and/or the independent registered public accounting firm, both together and independent of each other, regarding the fair and complete presentation of Andrx’s results. Among other things, the Audit Committee:

•	Monitors preparation of quarterly and annual financial reports by Andrx’s management, including review of earnings announcements in advance of their issuance with both management and representatives of the independent registered public accounting firm;

•	Supervises the relationship between Andrx and its independent registered public accounting firm, including making decisions with respect to their appointment, compensation and retention, reviewing the scope of their audit services, approving audit and permitted non-audit services, and confirming the qualifications and independence of the independent registered public accounting firm; and

•	Oversees management’s implementation and maintenance of effective systems of internal and disclosure controls relating to financial reporting, including review of Andrx’s policies relating to ethics and conflicts of interests and review of Andrx’s internal auditing program.
      The Audit Committee has discussed with the independent registered public accounting firm and management the significant accounting policies applied by Andrx in its financial statements, as well as alternative treatments. Management represented to the independent registered public accounting firm that Andrx’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees) and other material written communication between management and the independent registered public accounting firm consistent with the standards promulgated by the Public Company Accounting Oversight Board.
      The Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from Andrx and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to Andrx is compatible with the auditors’ independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from Andrx and its management.
      The Audit Committee discussed with Andrx’s independent registered public accounting firm and the internal auditors the overall scope and plans for their respective audits. The Audit Committee meets with Andrx’s director of internal audit and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of Andrx’s internal controls over financial reporting, and the overall quality of Andrx’s financial reporting. Andrx’s director of internal audit reports directly to the chair of the Audit Committee and submits periodic reports to the Audit Committee concerning the internal audit department’s activities.
      In connection with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee has been frequently updated on management’s process to assess the adequacy of Andrx’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of Andrx’s internal control over financial reporting. The Audit Committee has also discussed the documentation, evaluation and monitoring of internal controls over financial reporting with the Chief Financial Officer, the director of financial controls and the testing of the internal controls with the director of internal audit. In addition, the Audit Committee has met with the independent registered public accounting firm regarding their audit of management’s assessment of the attestation of Andrx’s internal control over financial reporting.
      In performing all of these functions, the Audit Committee acts in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of Andrx’s management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements, and other reports, and of the independent registered public accounting firm, who is engaged to audit and report on the consolidated financial statements of Andrx and its subsidiaries, management’s assessment of the effectiveness of Andrx’s internal control over financial reporting and the effectiveness of Andrx’s internal controls over financial reporting.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Andrx’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC. The Audit Committee has selected, and the Board of Directors has ratified, subject to stockholder ratification, the independent registered public accounting firm of Ernst & Young for the year ending December 31, 2005.
Members of the Audit Committee
Joseph E. Breslin (Chair)
Tamara A. Baum
Irwin C. Gerson

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
      The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has designated its chair to pre-approve permissible non-audit services provided by the independent registered public accounting firm. At the next regularly scheduled, in-person Audit Committee meeting, the chair presents all pre-approved services to the full Audit Committee for their review and ratification. The entire Audit Committee pre-approves audit services to be performed on Andrx’s quarterly and annual consolidated financial statements.
Audit and Non-Audit Fees
      Fees (including expenses) for services provided by Ernst & Young, our independent registered public accounting firm for 2004 and 2003 are as follows:

	2004	2003

	Ernst & Young LLP	Ernst & Young LLP

Audit Fees	$2,225,000	$875,000
Audit Related Fees	$175,000	$213,000
Tax Fees	$640,661	$1,072,000
All Other Fees	—	—

Audit Fees
      In 2004, fees for audit services to Ernst and Young totaled approximately $2,225,000, including fees associated with quarterly reviews and the audits of Andrx’s consolidated financial statements, Andrx’s internal control over financial reporting, Andrx’s 401(k) plan and the ANCIRC joint venture. In 2003, fees for audit services to Ernst and Young totaled approximately $875,000, including fees associated quarterly reviews and the audits of Andrx’s consolidated financial statements, Andrx’s 401(k) plan and the ANCIRC joint venture.

Audit Related Fees
      In 2004 and 2003, fees for audit related services were approximately $175,000 and $213,000, respectively, primarily relating to SEC filings, including consents and comment letters, accounting consultations on matters addressed during the audit or interim reviews and Sarbanes-Oxley Act of 2002 consultations and documentation assistance.

Tax Fees
      In 2004, fees for tax services were approximately $641,000 of which approximately $75,000 related to tax compliance services and approximately $561,000 related to tax counsel and advisory services. In 2003, fees for tax services were approximately $1,072,000 of which approximately $127,000 related to tax compliance services and approximately $945,000 related to tax counsel and advisory services.

All Other Fees
      There were no other fees for services not described above in 2004 and 2003.
      One or more representatives of Ernst & Young will be present at this year’s Annual Meeting. The representatives will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Other Board Governance Matters

Lead Director
      In March 2003, the Board created the position of Lead Director and the non-employee directors elected Ms. Baum to serve as the initial Lead Director until her resignation or upon the election of a successor. The primary responsibilities of the Lead Director include:

•	Providing input to the CEO and committee chairs on agendas for Board and committee meetings;

•	Helping ensure that non-employee directors have adequate opportunities to meet to discuss issues without management present;

•	Presiding over sessions of the Board in which members of management, including management directors, are not present; and

•	Enhancing the effectiveness of the Board and its committees.

Executive Sessions
      Directors regularly meet in executive sessions, both without members of management present and, as required by applicable regulations, without any employee-members of the Board. As Lead Director, Ms. Baum generally presides over the executive sessions.

Independent Experts
      The Board and its committees have the right to engage their own independent outside counsel and consultants as they deem necessary.

Communications with Directors
      The Board has determined that in order to facilitate communications with the Board or individual members of the Board, stockholders should direct all communications in writing via United States mail, postage prepaid, to Andrx’s Secretary at Andrx’s principal executive offices or by emailing Board.Directors@andrx.com. Andrx’s Secretary shall be responsible for providing copies of all such communications to the Board or individual directors, as such communications may be directed, depending on the facts and circumstances outlined in the communication. The Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, including but not limited to, junk mail and mass mailings, product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements.

Code of Conduct/ Corporate Governance Guidelines
      Andrx has adopted a Code of Conduct applicable to all directors, officers and employees and Governance Guidelines to reflect the principles by which Andrx operates. The Code of Conduct and the Governance Guidelines will be provided, without charge, upon request made to Investor Relations at 954-584-0300 or at Investor.Relations@andrx.com.

Attendance at Annual Meetings
      As outlined in the Governance Guidelines, directors are expected to attend to the Annual Meeting. All of the Board members attended the 2004 Annual Meeting.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth information concerning compensation for the years ended December 31, 2004, 2003 and 2002, received by Thomas P. Rice, Andrx’s CEO as of February 2004, by the next four most highly compensated executive officers for 2004, and by Richard J. Lane, Andrx’s former CEO (from June 6, 2002 through February 3, 2004) (collectively, the “Named Executive Officers”):

	Annual Compensation					Long-Term Compensation

						Restricted	Securities
	Fiscal			Other Annual		Stock	Underlying	All Other
Name And Principal Position	Year	Salary	Bonus(1)	Compensation		Awards(2)	Options (#)(3)	Compensation

Thomas P. Rice(4)	2004	$486,500	$450,000	$147,100	(5)	$1,198,400	150,000	$8,100	(6)
Chief Executive Officer

Angelo C. Malahias	2004	$435,100	$220,100	$18,300	(7)	—	50,000	$8,900	(8)
President	2003	$379,800	$190,000	$17,400	(7)	—	25,000	$8,400	(8)
	2002	$361,700	$135,000	$16,900	(7)	$507,500	15,000	$7,300	(8)

Scott Lodin	2004	$420,000	$180,600	$11,100	(9)	—	50,000	$8,900	(8)
Executive Vice President,	2003	$418,500	$230,200	$11,700	(9)	—	25,000	$8,400	(8)
General Counsel and Secretary	2002	$413,700	$160,000	$11,000	(9)	$507,500	—	$7,300	(8)

Lawrence J. Rosenthal	2004	$375,000	$150,000	$21,600	(10)	—	50,000	$5,100	(11)
Andrx Pharmaceuticals, Inc.	2003	$329,600	$181,300	$21,400	(10)	—	15,000	$5,000	(11)
President	2002	$305,900	$115,000	$20,700	(10)	$507,500	—	$5,000	(11)

Daniel H. Movens(12)	2004	$266,000	$145,000	$6,900	(13)	—	40,000	$5,100	(11)
Anda, Inc. President	2003	$211,500	$104,700	$6,600	(13)	—	15,000	$3,300	(11)
	2002	$182,200	$60,000	$3,700	(13)	$290,000	—	$5,000	(11)

Richard J. Lane	2004	$84,900	$24,000	$43,800	(14)	—	—	$1,646,600	(15)
Former Chief Executive Officer	2003	$624,900	$250,000	$25,600	(14)	—	40,000	$5,000	(15)
	2002	$334,600	$240,000	$115,700	(14)	$4,500,000	500,000	—

(1)	Bonuses are paid after the end of the year based on performance of that year. The 2004 bonus amounts include the amounts earned in 2004 though actually paid in 2005. The 2003 bonus amounts include bonuses earned in 2003, but paid in December 2003 and March 2004.

(2)	Represents the value of RSUs granted to the Named Executive Officer, determined by multiplying the number of RSUs received by the closing price of Andrx common stock on the Nasdaq National Market on the date of grant. Mr. Rice was granted 40,000 RSUs on February 27, 2004, with a closing price of $29.96. Each of Messrs. Malahias, Lodin and Rosenthal were granted 35,000 RSUs and Mr. Movens was granted 20,000 RSUs on December 1, 2002, with a closing price of $14.50. Mr. Lane was granted 100,000 RSUs on May 17, 2002, with a closing price of $45.00, of which 83,333 RSUs were forfeited upon Mr. Lane’s separation from Andrx. There are no dividend or voting rights associated with the RSUs.

(3)	Represents options to purchase shares of Andrx common stock.

(4)	Does not include amounts earned by Mr. Rice as a director from April 1, 2003 through February 2, 2004, when he became CEO.

(5)	Represents $79,600 for the payment of an apartment, per diem amounts, the imputed value of an Andrx automobile and travel costs to and from his Maryland residence (collectively, “Temporary Living Expenses”), $63,600 related to the gross-up of the Temporary Living Expenses, as well as health insurance premium reimbursements and group term life insurance benefits.

(6)	Represents matching contributions into Andrx’s 401(k) plan (“401(k) Contributions”) of $5,100 and $3,000 relating to the 15% discount provided by Andrx on shares purchased under the Employee Stock Purchase Plan (the “ESPP Discount”).

(7)	Represents health insurance premium reimbursements, group term life insurance benefits, an automobile allowance and country club membership dues.

(8)	Represents $5,100, $5,000 and $5,000 in 401(k) Contributions in 2004, 2003 and 2002, respectively, and $3,800, $3,400 and $2,300 in ESPP Discounts in 2004, 2003 and 2002, respectively.

(9)	Represents health insurance premium reimbursements, group term life insurance benefits and an automobile allowance.

(10)	Represents group term life insurance benefits, an automobile allowance and country club membership dues.

(11)	Represents 401(k) Contributions.

(12)	Mr. Movens resigned as President of Anda, Inc. effective April 29, 2005.

(13)	Represents group term life insurance benefits and an automobile allowance.

(14)	Represents health insurance premium reimbursements, group term life insurance benefits, an automobile allowance, country club expenses and $1,800 and $100,400 of certain relocation payments in 2003 and 2002, respectively. The 2002 relocation payment includes $37,800 related to the gross-up of the relocation payments for income tax purposes.

(15)	Represents $1,644,800 relating to the payments from Andrx’s Termination Agreement and Release with Mr. Lane in 2004, and $1,800, and $5,000 in 401(k) Contributions in 2004 and 2003, respectively.
Employment and Severance Agreements

Thomas P. Rice
      Andrx is a party to an employment agreement with Thomas Rice, its CEO, that currently provides for an annual base salary of $550,000, subject to upward adjustment by the Compensation Committee, a target bonus of at least 70% of Mr. Rice’s base salary, as well as the use of a company car, medical and dental insurance for the executive and executive’s immediate family, and other company and executive benefits. On September 2, 2004, the Compensation Committee approved a modification of the Andrx relocation and temporary living expense policy, as applied to Mr. Rice. As modified, until the earlier of March 30, 2005 or the date his family relocates to South Florida (the “Relocation Period”), Mr. Rice is entitled to the use of a Andrx-paid apartment, weekly travel to and from his Maryland home, a per diem payment of $50 during the Relocation Period, and a gross-up of state or federal income taxes that Mr. Rice may be required to pay as a result of his receipt of the foregoing. On April 1, 2005, the Compensation Committee extended the Relocation Period to the earlier of December 31, 2005 or the date his family relocates to South Florida.
      Pursuant to the terms of his employment agreement, on February 27, 2004, Mr. Rice was granted 40,000 RSUs vesting annually over a three-year period and 150,000 stock options vesting annually over a three-year period with an exercise price equal to $29.96 per share. All of the foregoing stock options vested on March 2, 2005, as a result of the Compensation Committee’s acceleration of all outstanding stock options having an exercise price greater than $21.57 per share.
      Mr. Rice shall be granted additional equity awards as may from time to time be approved by the Compensation Committee. Mr. Rice’s employment agreement expires in February 2007, and provides that the executive is entitled to the immediate vesting of any unvested shares under stock option agreements, restricted stock grants and other equity awards (“Unvested Awards”) and 12 months of continued medical and dental insurance coverage for the executive officer and his family if Mr. Rice terminates his employment relationship because he is no longer the CEO, following a change of control or his continued employment presents a demonstrable significant personal or financial hardship, which Mr. Rice did not reasonably know would occur when he agreed to assume the position of CEO. If Andrx terminates Mr. Rice’s employment without cause, Mr. Rice will also receive a lump-sum payment of 50% of this then annual salary plus a prorated portion of his then target bonus.
      If at the end of the stated term of Mr. Rice’s agreement, Andrx and Mr. Rice agree that the employment agreement should continue, such continued employment shall be subject to the terms and conditions of his agreement, except that the agreement shall expire upon 180 days written notice by Andrx or 90 days written notice by Mr. Rice, except as otherwise provided.

Angelo C. Malahias and Scott Lodin
      Andrx is a party to an employment agreement with each of Messrs. Malahias and Lodin that currently provide for annual base salaries of $460,000 and $435,000 respectively, subject to upward adjustment by the Compensation Committee, as well as a car allowance, medical and dental insurance for the executive’s immediate family, and other executive benefits. These employment agreements expire in September 2006, and provide that the executive is entitled to a lump sum payment equal to three times his highest annual salary and annual bonus amounts during the preceding three years, the immediate vesting of their respective Unvested Awards, and 12 months of continued medical and dental insurance coverage for the executive officer and his family if, without cause, their employment is terminated or they resign following the diminishment of their position at Andrx or a change of control, as defined. If the executive resigns within 18 months of a change in Andrx’s CEO, all Unvested Awards for such executive shall immediately vest, and Andrx will negotiate a severance package with such executive.
      If at the end of the stated term of the respective agreement for the executive, Andrx and the executive agree that the employment agreement should continue, such continued employment shall be subject to the terms and conditions of their respective agreements, except that the agreement shall expire upon 180 days written notice by Andrx or 90 days written notice by executive, except as otherwise provided.

Lawrence J. Rosenthal
      In March 2005, Andrx amended and restated its employment agreement with Lawrence J. Rosenthal, President of Andrx Pharmaceuticals, Inc. to update, extend and modify the terms of his May 2002 agreement. The agreement provides for an annual base salary of $385,000, subject to upward adjustment by the Compensation Committee, as well as a car allowance, medical and dental insurance for Mr. Rosenthal and his immediate family and other executive benefits. Additionally, Mr. Rosenthal is entitled to a grossed-up travel allowance to his former residence, which he received in lieu of a relocation package. Mr. Rosenthal’s employment agreement expires in May 2006, and provides that he is entitled to a lump sum payment equal to two times his highest annual salary and annual bonus amount during the preceding three years, the immediate vesting of any Unvested Awards, and 12 months of continued medical and dental insurance coverage for Mr. Rosenthal and his family if, without cause, his employment is terminated, he resigns following the diminishment of his responsibilities at Andrx or following a change of control, as defined.
      If at the end of the stated term of Mr. Rosenthal’s agreement, Andrx and Mr. Rosenthal agree that the employment agreement should continue, such continued employment shall be subject to the terms and conditions of his agreement, except that the agreement shall expire upon 180 days written notice by Andrx or 90 days written notice by Mr. Rosenthal, except as otherwise provided.

Daniel H. Movens
      In May 2002, Andrx entered into an employment agreement with Daniel H. Movens, President of Anda, Inc., which provides for an annual base salary of $300,000, subject to upward adjustment by the Compensation Committee, a car allowance, medical and dental insurance for his immediate family and other executive benefits. The employment agreement expires in May 2006 and provides that, if the executive’s employment is terminated, his responsibilities are diminished by Andrx without cause or if there is a change in control of Andrx, Andrx would make a lump sum payment equal to 1.5 times the executive’s highest annual salary and annual bonus amounts received during the preceding three years and pay for an additional 12 months of medical and dental insurance coverage for Mr. Movens and his family, and any Unvested Awards shall immediately vest.

      On April 11, 2005, Mr. Movens notified Andrx that he was resigning effective April 29, 2005 to pursue another business opportunity. Andrx will not be required to pay Mr. Movens any severance compensation or accelerate the vesting of any Unvested Awards in connection with this resignation.

Richard J. Lane
      On March 12, 2004, Andrx entered into a Termination Agreement and Release with Richard J. Lane, Andrx’s former CEO, the terms of which were consistent with Mr. Lane’s original employment agreement dated May 17, 2002. Pursuant to that agreement, among other things, Andrx (i) paid Mr. Lane approximately $1.6 million, representing 150% of the sum of Mr. Lane’s base salary and target bonus, (ii) will continue to pay certain of Mr. Lane’s benefits for an 18-month period, (iii) accelerated the vesting of his stock options which would otherwise have vested by June 3, 2005, and (iv) issued 16,667 shares of Andrx common stock to Mr. Lane (83,333 RSUs were forfeited), as that was the prorated portion of his RSU award.
Compensation Committee Interlocks and Insider Participation
      There were no compensation committee interlocks and insider participation in executive compensation decisions during 2004.
Option Grants in Last Fiscal Year
      The following table sets forth information concerning individual grants of stock options made during 2004 under the 2000 Stock Option Plan, as amended and restated (the “2000 Plan”), to the Named Executive Officers.

						Potential Realizable
						Value of Assumed
						Annual Rates of
						Stock Price
	Number of					Appreciation
	Securities		% of Total			for Option
	Underlying		Options Granted	Exercise or		Terms(2)($)
	Options		to Employees In	Base Price	Expiration
Name	Granted (#)(1)		Fiscal Year	($/Sh)	Date	5%	10%

Thomas P. Rice	150,000	(3)	7.8%	$29.96	February 27, 2014	$2,826,300	$7,162,300
Angelo C. Malahias	50,000	(4)	2.6%	$25.64	January 27, 2014	$806,200	$2,043,200
Scott Lodin	50,000	(4)	2.6%	$25.64	January 27, 2014	$806,200	$2,043,200
Lawrence J. Rosenthal	50,000	(4)	2.6%	$25.64	January 27, 2014	$806,200	$2,043,200
Daniel H. Movens	40,000	(4)	2.1%	$25.64	January 27, 2014	$645,000	$1,634,500
Richard J. Lane	—		—	—	—	—	—

(1)	On March 2, 2005, the Compensation Committee accelerated the vesting of all of Andrx’s unvested out-of-the-money stock options, including the stock options held by the Named Executive Officers.

(2)	Based upon the exercise price, which was equal to the fair market value on the date of grant, and annual appreciation at the assumed stated rates of appreciation mandated by the SEC through the expiration date of the options. Amounts shown represent hypothetical gains that could be achieved for the options if exercised at the end of the term and do not represent Andrx’s estimate or projection of the future stock price. Actual gains, if any, are contingent upon the continued employment of the Named Executive Officer through vesting, as well as being dependent upon the general performance of the Andrx common stock. The potential realizable values do not consider amounts required to be paid for income taxes.

(3)	Prior to the acceleration described above, Mr. Rice’s options were to vest 33.3% a year on February 27, 2005, 2006 and 2007, respectively.

(4)	Prior to the acceleration described above, the options granted to Messrs. Malahias, Lodin, Rosenthal and Movens were to vest 25% a year on January 27, 2005, 2006, 2007 and 2008, respectively.

Stock Options Held at the End of 2004
      The following table indicates the number of shares acquired and value realized from the exercise of options and the total number and value of exercisable and unexercisable stock options held by each of the Named Executive Officers as of December 31, 2004.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-The-Money Options
	Shares		Fiscal Year-End (#)		At Fiscal Year-End(1)
	Acquired On	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas P. Rice	—	—	5,000	160,000	$51,900	$103,800
Angelo C. Malahias	—	—	241,867	141,750	$1,909,600	$119,100
Scott Lodin	—	—	208,666	121,750	$1,153,400	$119,100
Lawrence J. Rosenthal	—	—	133,803	91,250	$1,081,100	$71,400
Daniel H. Movens	—	—	31,759	70,250	$173,400	$71,400
Richard J. Lane	—	—	270,000	—	$207,600	—

(1)	Based on Nasdaq National Market closing price of $21.83 per share for Andrx common stock on December 31, 2004.
Securities Authorized for Issuance under Equity Compensation Plans
      The following table summarizes information, as of December 31, 2004 (1), relating to Andrx’s equity compensation plans pursuant to which grants of options, RSUs and other rights to acquire shares may be granted from time to time.

					Number of securities
					remaining available for
	Number of securities to		Weighted-average		future issuance under
	be issued upon exercise		exercise price of		equity compensation plans
	of outstanding options,		outstanding options,		(excluding securities
	warrants and rights		warrants and rights		reflected in column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders:
1993 Stock Option Plan and 2000 Stock Option Plan	7,256,200	(2)	$32.94	(3)	5,716,500
Employee Stock Purchase Plan	—		N/A		388,500
Equity compensations plans not approved by security holders	—		N/A		N/A

Total	7,256,200	(2)	$32.94	(3)	6,105,000

(1)	On March 2, 2005, Andrx’s Board accelerated the vesting of all unvested stock options awarded under the Andrx plans having an exercise price greater than $21.57 per share, the closing price of Andrx common stock on March 2, 2005.

(2)	Includes an aggregate of 460,500 RSUs. Excludes approximately 2,900 options to purchase Andrx common stock with exercise prices ranging from $314 to $18,500 per share, as a result of the May 2002 conversion of Cybear common stock (Andrx’s former tracking stock which included a 1-for-4 reverse stock split in July 2001) into Andrx common stock (the “Converted Cybear Options”).

(3)	Weighted average exercise price of outstanding options excludes RSUs and the Converted Cybear Options.
Compensation Committee Report on Executive Compensation
      The Compensation Committee has overall responsibility for executive officer compensation and other benefit programs for Andrx employees. The Compensation Committee is currently comprised of directors who meet the applicable criteria for independence under rules established by the SEC and Nasdaq. In making its decisions, the Compensation Committee at times engages, and considers the data and input provided by, independent compensation consultants.

Compensation Philosophy
      The compensation objectives of the Board and the Compensation Committee include (i) attracting and retaining high caliber management talent, (ii) recognizing individual responsibility and performance, (iii) aligning management compensation with the achievement of Andrx’s operational and strategic goals, (iv) rewarding management for short and long term achievements, and (v) the creation of value for stockholders. To achieve these objectives, the Compensation Committee principally utilizes three different components: salary, bonus and equity ownership. The Compensation Committee believes that equity ownership by management is beneficial as it aligns the interests of management and stockholders. As these equity awards vest over a period of years and their ultimate value is determined by the value of Andrx common stock, management is encouraged to remain with Andrx and to create additional value for the benefit of all stockholders.
      Andrx’s 2004 compensation structure included salary grades, targeted annual bonus and stock option award guidelines for each Andrx employee. The structure was designed to provide a salary competitive with the market and above market average bonus amounts for exceeding internal company projections. To better assure that bonuses were tied to company performance, as confirmed by the results of the audit of Andrx’s consolidated financial statements, Andrx changed the dates in which it paid bonuses. Traditionally, Andrx paid bonuses in December. In 2003, Andrx paid a portion of its bonus pool (approximately 50%) in December, and the balance was paid the following March, following the completion of the audit of Andrx’s financial statements confirming that certain financial performance measures were attained. In 2004, all bonuses were paid on April 1, 2005, following the completion of the audit of Andrx’s financial statement confirming that certain financial performance measures were attained.
      In addition, Andrx’s 2004 compensation structure included the issuance of stock options to most employees, at targeted amounts, on an annual basis. In light of the issuance of SFAS 123R regarding stock option expensing, the Compensation Committee modified Andrx’s compensation structure and discontinued the use of broad-based annual stock option grants to all employees, and enhanced certain other aspects of employee compensation, including increasing Andrx’s match to the 401(k) plan, and implementing the profit sharing provisions of that plan based on financial results. To continue to align the interests of management and stockholders, in April 2005, Andrx granted RSUs to Messrs. Rice, Malahias, Lodin and Rosenthal, other executives, as well as certain other key employees.
      In March 2005, the Compensation Committee accelerated the vesting of all stock options, including options issued to directors and executive officers, having an exercise price greater than $21.57 per share, the closing price of Andrx common stock on the date such determination was made. This action was taken as a result of the issuance of SFAS 123R. As a result of the acceleration, options outstanding as of December 31, 2004 to acquire approximately 2.0 million shares of Andrx common stock, with exercise prices ranging from $21.60 to $85.00 per share and a weighted-average exercise price of $34.98 per share, became immediately exercisable. These accelerated options represented approximately 30% of Andrx’s total outstanding options and otherwise would have vested from time to time through 2008. When these factors are combined with Andrx’s use of options throughout its organization and its historical stock price volatility, which in the past five years has ranged from $7.68 to $95.88 per share, the effect on Andrx’s earnings would have been substantial and not necessarily reflective of Andrx’s actual performance. Andrx believes that the acceleration of the vesting of these out-of-the-money stock options will eliminate the need for recognizing future compensation expense of approximately $32 million associated with these options. Of such expense, approximately $9.2 million relates to the acceleration of vesting of approximately 510,000 options held by executive officers and directors.
      In determining 2004 compensation, the Compensation Committee (i) reviewed and compared Andrx’s existing management compensation programs and plans to competitive practices, (ii) established, with management, company-wide performance goals, and assessed Andrx’s performance against such goals, (iii) established performance goals for the CEO and assessed his performance against such goals and other factors, (iv) met with the CEO to review the results obtained during the year and the performance of other members of senior management, and (v) considered and, as appropriate, approved modifications to Andrx’s compensation programs and practices. The Compensation Committee also used compensation consultants in the areas of benchmarking incentive practices, competitive practices and overall compensation issues.

Chief Executive Officer Compensation
      Pursuant to Mr. Rice’s employment agreement effective February 2004, Mr. Rice received a base salary of $550,000 in 2004, with a target bonus of no less than 70% of his base salary. In April 2005, the Compensation Committee granted Mr. Rice a bonus of $450,000, maintained his salary at $550,000 and granted him 50,000 RSUs, of which 40,000 units vest in seven equal annual installments and 10,000 units vest entirely on the fourth anniversary of the date of grant, but is subject to acceleration in whole or in part, if Andrx meets certain financial performance criteria. In addition to the factors described above, the Compensation Committee based their decision on Mr. Rice’s performance against his and Andrx’s financial and strategic objectives. This assessment included a review of his and Andrx’s significant accomplishments, including the improvements to Andrx’s manufacturing and quality operations, expansion of manufacturing capacity in Florida, elimination of capital expenditures at Andrx’s North Carolina facility, the strategic alternatives related to a divestiture of the brand business and Andrx’s business performance in 2004.
      Following the February 2004 determination that a change of the company’s leadership was in the best interests of Andrx, Andrx’s former CEO, Richard J. Lane, was provided a severance package consistent with his original Employment Agreement.

Executive Officer Compensation
      As described above in this report of the Compensation Committee, the 2004 base salary, and targeted bonus and equity awards were determined consistent with the compensation structure applied to all employees. In March 2005, the Compensation Committee, in consultation with Mr. Rice, reviewed each of the senior executive’s performance in relation to their stated goals, objectives and actual performance, and awarded bonuses and equity compensation and made salary adjustments, as appropriate.

Policy on Deductibility of Compensation
      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation over $1.0 million paid to the CEO or any of the four highest paid officers of a publicly held corporation. Though a corporation may nonetheless retain this deduction for certain qualified, performance-based compensation, Andrx’s bonus plan and certain RSU awards granted by Andrx do not meet the criteria required to qualify as performance-based compensation. Accordingly, Andrx’s compensation deduction with respect to such individuals’ may be limited to $1.0 million.
      The Board believes that it is generally in Andrx’s best interest to attempt to structure its compensation to be paid to executive officers in a manner that will both fulfill the above described compensation objectives and, in the case of compensation to be paid to executive officers who may be subject to Section 162(m), preserve Andrx’s tax deduction. Nevertheless, the Board and Compensation Committee also desire to retain sufficient flexibility to make compensation decisions that may not meet the exceptions to Section 162(m). Accordingly, the Compensation Committee has expressly reserved the authority to award non-deductible compensation in appropriate circumstances. In addition, because of uncertainties and ambiguities related to the application of Section 162(m) and the regulations thereunder, no assurance can be given that, notwithstanding Andrx’s efforts and desires, all of the compensation awarded and paid by Andrx to its executive officers will be tax deductible.
Members of the Compensation Committee
Lawrence J. DuBow (Chair)
Joseph E. Breslin
Irwin C. Gerson
Carter H. Eckert

PERFORMANCE GRAPH OF ANDRX COMMON STOCK
      The following graph compares the cumulative, total stockholder return on Andrx common stock with the cumulative, total stockholder return on the S&P Pharmaceutical Preparations Industry Index and the Nasdaq Market Index commencing on December 31, 1999 and ending December 31, 2004.
COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG ANDRX COMMON STOCK, THE S&P PHARMACEUTICAL PREPARATIONS
INDUSTRY INDEX AND NASDAQ MARKET INDEX

	December 31,

	1999	2000	2001	2002	2003	2004

ANDRX COMMON STOCK	$100.00	$273.56	$332.81	$69.34	$113.63	$103.18

PHARMACEUTICAL PREPARATIONS INDUSTRY	100.00	132.23	112.72	87.97	105.70	104.63

NASDAQ MARKET INDEX	100.00	62.85	50.10	34.95	52.55	56.97

*	Assumes that $100 invested in Andrx common stock, the S&P Pharmaceutical Preparations Industry Index and the Nasdaq Market Index and that all dividends are reinvested.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      On November 15, 2004, Andrx entered into an Employment Cessation Agreement with Dr. Hahn. The agreement provides that Dr. Hahn’s employment with Andrx is terminated effective October 15, 2004. While Dr. Hahn remains a member of Andrx’s Board, he will receive a $25,000 annual retainer, health and dental benefits and have access to certain Company administrative personnel (collectively, the “Hahn Compensation”). Dr. Hahn will also provide consulting services to Andrx through October 15, 2005, which may be extended by mutual agreement of the parties, in exchange for $100,000. Following a Change of Control, as defined in the agreement, whereby Dr. Hahn does not serve on the board of the surviving entity, Dr. Hahn shall receive the Hahn Compensation through the end of his then-current Andrx Board term. Dr. Hahn shall also retain the distinction as Chairman Emeritus in perpetuity.
      Andrx and certain of its executive officers and directors may have investment accounts at the same financial institutions as Andrx.

PROPOSAL 2:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The firm of Ernst & Young LLP served as Andrx’s independent registered public accounting firm for 2004. The Audit Committee has selected Ernst & Young as Andrx’s independent registered public accounting firm for the current fiscal year ending December 31, 2005. One or more representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.
      In the event that stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider its selection of Ernst & Young.
Recommendation of the Board:
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.
HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS
      As permitted by the 1934 Act, only one copy of this Proxy Statement and the Annual Report is being delivered to stockholders residing at the same address, unless such stockholders have notified Andrx of their desire to receive multiple copies of the Proxy Statement.
      Andrx will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement and Annual Report to any stockholder residing at an address to which only one copy was mailed, to stockholders residing at the same address and currently receiving only one copy of the Proxy Statement and Annual Report who wish to receive multiple copies in the future, and stockholders residing at the same address currently receiving multiple copies who wish to receive only one copy in the future. Requests should be directed to the Investor Relations department by phone at 954-584-0300 or by mail to the Investor Relations Department, 8151 Peters Road, 4th Floor, Plantation, FL 33324.
OTHER BUSINESS
      The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as they in their discretion may deem appropriate, unless they are directed by a proxy to do otherwise.

INFORMATION CONCERNING STOCKHOLDER PROPOSALS
      Pursuant to Rule 14a-8 promulgated by the SEC, a stockholder intending to present a proposal to be included in Andrx’s proxy statement for Andrx’s 2006 Annual Meeting of Stockholders must deliver a proposal in writing to Andrx’s principal executive office no later December 20, 2005.
      Stockholders who do not wish to follow the SEC rules in proposing a matter for action at the next annual meeting must notify Andrx in writing of the information required by the provisions of Andrx’s By-Laws dealing with stockholder proposals. The notice must be delivered to Andrx’s Secretary between February 24, 2006, and April 29, 2006, and any such proposals received after March 14, 2006, will be subject to the grant of discretionary authority contained in Andrx’s form of proxy to vote on them. You can obtain a copy of Andrx’s By-Laws by requesting it in writing from the Secretary of Andrx at Andrx’s executive offices.

By Order of the Board

Scott Lodin, Secretary
Davie, Florida
April 19, 2005

Appendix A
Andrx Corporation
Audit Committee Charter
(as revised on November 15, 2004)
      The primary function of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Andrx Corporation (the “Company”) is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information, which will be provided to its stockholders and others, the systems of internal controls, which management and the Board have established, the accounting and financial reporting process of the Company and the audits of the financial statements of the Company.
      In meeting its responsibilities, the Committee will:
      (1) Provide an open avenue of communication between the independent accountants, and the Board.
      (2) Review and update the Committee’s charter at least annually and recommend any proposed changes to the Board.
      (3) Be directly responsible for the appointment, compensation, retention, oversight and discharge of any independent accountant employed or engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.
      (4) Confirm and assure at least annually the independence of the independent accountant, including a review of services provided by the independent accountant that may impact the objectivity and independence of the independent accountants and the related fees and the receipt of a formal written statement from the independent accountant delineating all relationships between the independent accountant and the Company consistent with Independence Standards Board Standard 1.
      (5) Review the experience and qualifications at least annually of the senior members of the independent accountant’s team.
      (6) Inquire of management and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.
      (7) Consider, in consultation with the independent accountant, the audit scope and plan of the independent accountant.
      (8) Review with the independent accountant at least annually the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.
      (9) Review periodically the Company’s document retention policy.
      (10) Consider and review with the independent accountant whether:

a. The adequacy of the Company’s internal controls including computerized information system controls and security;

b. Any related significant findings and recommendations of the independent accountant, together with management’s responses thereto; and

c. The Company is in compliance with Section 10A (“Audit Requirements”) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.
      (11) Review with management and the independent accountant as part of or at the completion of the quarterly review and annual audits:

a. The Company’s financial statements and related footnotes, including the results of the independent accountants reviews or audits;

b. An analysis of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements;

c. Earnings press releases prior to their issuance;

d. Forms 10-Q and 10-K prior to filing;

e. A description of any transactions as to which management obtained Reports on the Application of Accounting Principles (SAS No. 50) from other accounting firms besides the independent accountant;

f. Any significant changes required in the independent accountant’s audit plan;

g. Significant findings during the year and management’s responses thereto;

h. Any difficulties or disputes with management encountered during the course of the audit, including any restrictions on the scope of their work or access to required information; and

i. Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.
      (12) Pre-approve either by the Committee or a Committee designee, consistent with applicable laws, rules and regulations, all audit and non-audit services to be provided by the independent accountant. The decisions of any Committee designee shall be reported to the full Committee at its next scheduled meeting.
      (13) Consider and review with management any recommendations regarding appropriate corporate governance practices and procedures relating to the Company’s internal control structure and financial reporting process.
      (14) Consider with management and the independent accountant at least annually the rationale for employing audit firms other than the principal independent accountant.
      (15) Review the hiring of employees of the independent accountant at least annually who were previously assigned on the Company’s engagement.
      (16) Review the effect of regulatory and accounting initiatives including off-balance sheet arrangements at least annually.
      (17) Review policies and procedures, at least annually, with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the independent accountant.
      (18) Review all related-party transactions for potential conflict of interest situations which are required to be disclosed under SEC Regulation S-K, Item 404, and approve all such transactions, and review and make recommendations with respect to the Company’s conflict of interest policies as they relate to senior financial executives and personnel.
      (19) Review periodically the Company’s code of ethics for senior financial officers.
      (20) Review legal and regulatory matters and any employee complaints or published reports that may have a material impact on the financial statements or accounting policies, related Company compliance policies and programs, and correspondence and reports received from regulators.
      (21) Meet with the Chief Financial Officer, the independent accountant, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.
      (22) For a Director of internal audit (the “Internal Auditor”):

a. Provide an open avenue of communications between the Internal Auditor and the Board;

b. Review and concur in the Internal Auditor’s appointment, reassignment or dismissal;

c. Confirm and assure or refute the independence of the Internal Auditor;

d. Inquire with the Internal Auditor about significant risks in exposures and assess the steps management has to take to minimize risks to the Company.

e. Consider, in consultation with the Internal Auditor, the scope and plan of the Internal Auditor.

f. Review with the Internal Auditor the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

g. Consider and review with the Internal Auditor:

(i) The adequacy of the Company’s internal controls including computerized information system controls and security;

(ii) Any related significant findings and recommendations of the Internal Auditor, together with management’s responses thereto;

(iii) Significant findings during the year and management’s responses thereto;

(iv) Any difficulties encountered in the course of the Internal Auditor’s audits, including any restrictions on the scope of the Internal Auditor’s work or access to required information;

(v) Any changes required in the planned scope of the Internal Auditor’s audit;

(vi) The budget and staffing of the internal auditing department; and

(vii) Any recommendations to management regarding appropriate corporate governance practices and procedures relating to the Company’s internal control structure and financial reporting process.

h. Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets and consider the results of any review of these areas by the Internal Auditor.

i. Review with the Internal Auditor the results of the Internal Auditor’s review of the Company’s monitoring compliance with the Company’s code of conduct.

j. Meet with the Internal Auditor in a separate executive session to discuss any matters that the Committee or the Internal Auditor believes should be discussed privately with the Committee.
      (23) Report Committee actions to the Board with such recommendations, as the Committee may deem appropriate.
      (24) Prepare a letter for inclusion in the annual proxy statement that describes the Committee’s composition and responsibilities, and how they were discharged.
      (25) The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities, including, but not limited to actual or suspected accounting irregularities, internal control deficiencies and the Company’s internal audit function. The Committee shall be empowered, at the Company’s expense, to retain independent counsel, accountants, or others to assist it in the conduct of any investigations or in assisting the Committee in discharging any of its duties.
      (26) The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
      (27) The Committee shall at least annually evaluate its own performance.
      (28) The Committee shall meet at least four (4) times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.
      (29) The Committee will perform such other functions as assigned by law, the Company’s charter or bylaws, or the Board.
      The Committee shall be composed of at least three (3) members of the Board, each of whom shall serve at the pleasure of the Board and shall be “independent,” as defined by all applicable laws, rules and regulations. Each member of the Committee shall, in the judgment of the Board and as required by The Nasdaq Stock Market, Inc., have the ability to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement and the related notes thereto. In particular, at least one (1) member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background, which results in the individual’s financial sophistication. Committee members shall be designated by the full Board. A Committee Chairman will be selected by the Committee members among its members
      The duties and responsibilities of a member of the Committee are in addition to those duties set out for a member of the Board.

ANDRX CORPORATION
ANNUAL MEETING OF STOCKHOLDERS MAY 20, 2005, 9:00 AM (Eastern Time)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ANDRX CORPORATION

     The undersigned hereby appoints Angelo C. Malahias and Scott Lodin as Proxies each with full power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Andrx Corporation-Andrx Group common stock, $0.001 par value per share, held of record by the undersigned on March 30, 2005, at the Annual Meeting of Stockholders to be held on May 20, 2005, or any adjournment or adjournments thereof.

     Andrx’s Board recommends a vote FOR proposals 1 and 2.

     Proposal 1.

[ ]	FOR ALL THE NOMINEES LISTED BELOW	[ ]	WITHHOLD AUTHORITY
(except as marked to the contrary below) to vote for all nominees listed below

1) Tamara A. Baum
2) Melvin Sharoky, M.D.

     (INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee’s name in the space below.)

     Proposal 2. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for Andrx Corporation for the fiscal year ending December 31, 2005.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

     In their discretion, the Proxies are authorized to vote upon other business as may come before the meeting.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted FOR the nominees listed above and FOR Proposal 2.

Dated: , 2005

(Signature)

(Signature)

PLEASE SIGN HERE

Please date this proxy and sign your name exactly as it appears hereon.

Where there is more than one owner, each should sign. When signing as an agent, attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his/her office.

PLEASE DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE.
NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.